Exhibit 10


                              America Online, Inc.
                          Employee Stock Purchase Plan


(Amended and Restated Effective as of December 1, 1997)

Contents

Section                                                                Page

Article I. The Plan
   1.1        Establishment and Restatement of the Plan                  1
   1.2        Applicability of the Plan                                  1
   1.3        Purpose of the Plan                                        1

Article II. Definitions
   2.1        Affiliate                                                  2
   2.2        Board                                                      2
   2.3        Closing Price                                              2
   2.4        Code                                                       2
   2.5        Committee                                                  2
   2.6        Common Stock                                               2
   2.7        Company                                                    2
   2.8        Compensation                                               2
   2.9        Contribution Account                                       3
   2.10       Eligible Employee                                          3
   2.11       Employer                                                   3
   2.12       Exercise Date                                              3
   2.13       Exercise Price                                             3
   2.14       Option                                                     3
   2.15       Participant                                                3
   2.16       Participation Period                                       3
   2.17       Plan                                                       3
   2.18       Trading Date                                               3

Article III. Eligibility and Participation
   3.1        Eligibility                                                4
   3.2        Enrollment                                                 4
   3.3        Termination of Plan Participation                          4

Article IV. Available Stock
   4.1        In General                                                 7
   4.2        Changes in Corporate Capitalization                        7
   4.3        Dissolution, Merger, and Consolidation                     7

Article V. Purchasing Common Stock
   5.1        Participants' Accounts                                     8
   5.2        Participant Contributions                                  8
   5.3        Common Stock Purchases                                     8

Article VI. Amendment and Termination
   6.1        Amendment                                                 10
   6.2        Termination                                               10

Article VII. General Provisions
   7.1        Administration                                            11
   7.2        Rights Not Transferable                                   11
   7.3        Shareholder Rights                                        11
   7.4        No Contract of Employment                                 12
   7.5        Tax Considerations                                        12
   7.6        Application of Funds                                      12
   7.7        Applicable Law                                            12
   7.8        Severability                                              12


Article I. The Plan

                                   1.1 Establishment and Restatement of the Plan
America Online, Inc. (the "Company") previously established and presently maintains a qualified employee stock purchase plan for the benefit of the Eligible Employees of the Company and each participating Affiliate. The Plan was initially effective on June 16, 1992. The Plan is hereby restated, effective December 1, 1997. It shall continue to be known as the America Online, Inc. Employee Stock Purchase Plan (the "Plan").


                                           1.2 Applicability of the Plan
The provisions of this Plan apply only to Eligible Employees of the Company or a participating Affiliate who are actively employed on or after December 1, 1997. The rights of any individual that arise under this Plan before December 1, 1997 shall be determined under the Plan as in effect at that time.

                                              1.3 Purpose of the Plan
The Plan is intended to encourage Eligible Employees to promote the Company's best interests and enhance the Company's long-term performance by allowing them to purchase the Company's Common Stock through payroll deductions. The Company intends this Plan to qualify as an employee stock purchase plan under Code section 423. Accordingly, the Plan shall be construed in a manner consistent with the requirements of such section.


Article II. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized. The definition of any term in the singular shall also include the plural.

                                  2.1 Affiliate
is a  subsidiary
Affiliate means any present or future corporation which is a subsidiary corporation within the meaning of Code section 424(f).

                                    2.2 Board

Board means the Company's Board of Directors.

                                2.3 Closing Price

Closing Price means, as of any applicable date, the last trade price for the Company's Common Stock on the New York Stock Exchange. However, if no trade takes place on the New York Stock Exchange for a particular date, the Closing Price for such date shall be the average of the closing bid and asked prices on such day as officially quoted by the New York Stock Exchange.

                                    2.4 Code
d,  or as it may be
Code means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular section of the Code shall also be deemed to refer to the regulations under that section.

                                  2.5 Committee

Committee means the Committee appointed by the Board to which the Board may delegate it powers to administer this Plan.

                                2.6 Common Stock

Common Stock means shares of the Company's common stock having a par value of $.01 per share.

                                   2.7 Company

Company means America Online, Inc., or any successor thereto that agrees to adopt and continue this Plan.

                                2.8 Compensation

Compensation means the total cash compensation (before taxes) received by a Participant during a Participation Period from salary or wages. Salary and wages shall include, but not be limited to, overtime pay, bonuses, holiday pay, vacation pay, and short-term disability payments. Salary reduction contributions made by the Participant under any plan maintained by the Company or an Affiliate pursuant to Code section 125 or 401(k) shall also be included in Compensation. Compensation shall not include payments under any other form of equity or fringe benefit program (including, but not limited to, car allowances, relocation reimbursements, and expatriate allowances) and compensation attributable to the vesting of any restricted stock or exercise of a stock option.

                            2.9 Contribution Account

Contribution Account means the bookkeeping account established on behalf of each Participant under section 5.1. An Employer is not required to segregate Contribution Accounts from the Employer's other assets.

                             2.10 Eligible Employee

Eligible Employee means each person who, on the first day of a Participation Period, is employed by an Employer.

                                  2.11 Employer

Employer means the Company and each Affiliate.

                               2.12 Exercise Date

Exercise  Date  means  the last  Trading  Date of the  applicable  Participation
Period.

                               2.13 Exercise Price

Exercise Price means the lesser of:

(a) 85 percent of the Closing Price on the first Trading Date of the applicable Participation Period; or (b) 85 percent of the Closing Price on the Exercise Date of the applicable Participation Period.

                                   2.14 Option

Option means a right granted under this Plan to an Eligible Employee to purchase shares of Common Stock.

                                2.15 Participant

Participant means an Eligible Employee who has enrolled in the Plan pursuant to sections 3.1 and 3.2.

                            2.16 Participation Period

Participation Period means either:

(a) the six-month period beginning on each December 1 and ending on the following May 31; or (b) the six-month period beginning on each June 1 and ending on the following November 30.

                                    2.17 Plan
lan, as amended from time to time.
Plan means this America Online, Inc. Employee Stock Purchase Plan, as amended from time to time.

                                2.18 Trading Date

Trading Date means a date on which stocks in the United States are traded on the New York Stock Exchange, regardless of whether any Common Stock is actually traded on such date.


Article III. Eligibility and Participation

                                 3.1 Eligibility

Each Eligible Employee may become a Participant on the first day of the first Participation Period that begins after the Eligible Employee has completed six months of service with an Employer.

However, no otherwise Eligible Employee shall become a Participant for a Participation Period if, immediately following such Participation Period, such individual would own stock and/or hold options to purchase stock, representing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate. The attribution rules described in Code section 424(d) shall apply in determining the stock ownership of any Eligible Employee under this section 3.1.

                                 3.2 Enrollment

(a) General Rule. An Eligible Employee may become a Participant by enrolling in the Plan as of the first day of the earliest Participation Period identified in section 3.1, or as of the first day of any subsequent Participation Period (provided he or she is still an Eligible Employee). The enrollment procedures shall be prescribed by the Committee and shall be communicated to Eligible Employees approximately 30 days before the first day of the applicable Participation Period. Enrollment for a Participation Period will close at 11:59 p.m., Eastern Time, on the 15th of the month immediately preceding the first day of the Participation Period.

(b) Payroll Deduction Election. At the time of enrollment, an Eligible Employee shall authorize a regular payroll deduction from his or her Compensation for the applicable Participation Period in accordance with section 5.2.

                      3.3 Termination of Plan Participation

(a) Voluntary Discontinuance. A Participant may discontinue his or her payroll deduction election for a Participation Period by giving notice at a time, and in a manner, prescribed by the Committee. This voluntary discontinuance of Plan participation must occur no later than 11:59 p.m., Eastern Time, on the 15th of the month in which the Participation Period ends.

Any balance remaining in the Participant's Contribution Account at the time of such voluntary discontinuance shall be refunded (without interest) to the Participant within 30 days. In addition, any Participant who voluntarily discontinues Plan participation during a Participation Period under this subsection (a) shall not be eligible to again participate in the Plan until the first Participation Period that begins six or more months after the date of the voluntary discontinuance.

(b) Termination of Employment. Except as otherwise provided in subsection (c), a Participant who terminates employment during a Participation Period shall be deemed to have discontinued Plan participation on the first day of such Participation Period. Any balance remaining in the Participant's Contribution Account at the time of such termination from employment shall be refunded (without interest) to the Participant within 30 days following such termination.

(c) Retirement. The following provisions shall apply to a Participant who terminates employment during a Participation Period on or after the first day of the month in which the Participant reaches age 65.

     (1) If such Participant terminates employment during the first three months of a Participation Period, the Participant shall be deemed to have discontinued Plan participation on the first day of such Participation Period. The balance in the Participant's Contribution Account shall be refunded (without interest) to the Participant within 30 days following such retirement.
     (2) If such Participant terminates employment during the last three months of a Participation Period, payroll deductions will cease at the time of such termination. Unless the Participant elects otherwise, the balance in the Participant's Contribution Account shall be used to purchase whole shares of Common Stock on the Exercise Date for the Participation Period in which the termination occurs. (Any amounts remaining in the Contribution Account after the purchase of whole shares of Common Stock shall be paid to the Participant (without interest) within 30 days following the Exercise Date).

         However, instead of exercising Options on the Exercise Date described above, such Participant may elect, before the applicable Exercise Date, to receive the balance in his or her Contribution Account (without interest). If the Participant elects this cash payment, the payment shall be made within 30 days following the Participant's election.

(d) Death. If a Participant dies during a Participation Period, the balance that is credited to the Participant's Contribution Account shall be used to purchase whole shares of Common Stock on the Exercise Date for the Participation Period in which the Participant died. This Common Stock shall be distributed to the Participant's estate as soon as practicable following such Exercise Date. (In addition, any amounts remaining in the Contribution Account after the purchase of whole shares of Common Stock shall be paid to the estate (without interest) within 30 days following such Exercise Date.)

However, instead of exercising Options on the Exercise Date described above, the executor of the Participant's estate may elect, before the applicable Exercise Date, to receive the balance in the Participant's Contribution Account (without interest). If the executor elects this cash payment, the payment shall be made to the Participant's estate within 30 days following such election.

(e) Disability. If a Participant incurs a Disability during a Participation Period, payroll deductions for that Participant will cease on the date of such Disability. Unless the Participant elects otherwise, the balance in the Participant's Contribution Account shall be used to purchase whole shares of Common Stock on the Exercise Date for the Participation Period in which the Disability occurs. (Any amounts remaining in the Contribution Account after the purchase of whole shares of Common Stock shall be paid to the Participant (without interest) within 30 days following such Exercise Date.)

However, instead of exercising Options on the Exercise Date described above, such Participant may elect, before the applicable Exercise Date, to receive the balance in his or her Contribution Account (without interest). If the disabled Participant elects this cash payment, the payment shall be made within 30 days following such election.

For purposes of this subsection (e), a Participant is treated as having incurred a Disability when the Participant leaves the Employer's active employment on account of any condition which would be treated as a total and permanent disability under Code section 22(e)(3).

(f) Leaves of Absence. Payroll deductions will cease when a Participant begins an unpaid leave of absence. Unless the Participant elects otherwise, the balance in the Participant's Contribution Account shall be used to purchase whole shares of Common Stock on the Exercise Date for the Participation Period in which the leave begins. (Any amounts remaining in the Contribution Account after the purchase of whole shares of Common Stock shall be paid to the Participant (without interest) within 30 days following such Exercise Date.)

However, instead of exercising Options as of the Exercise Date described above, such Participant may elect, before the applicable Exercise Date, to receive the balance in his or her Contribution Account (without interest). If the Participant elects this cash payment, the payment shall be made within 30 days following such election.

Notwithstanding any other provision in this subsection (f), if a Participant's unpaid leave of absence extends beyond the 90 days, such Participant shall be deemed to have incurred a termination of employment on the later of the 91st day of such leave or the date on which the Participant no longer has reemployment rights guaranteed by contract or law. In this event, the Participant shall receive a cash payment of any amounts remaining in his or her Contribution Account in accordance with subsection (b).

(g) Transfer to Nonparticipating Affiliate. Payroll deductions will cease when a Participant is transferred from an Employer to a nonparticipating Affiliate. The balance in the Participant's Contribution Account at the time of such transfer shall be refunded to the Participant (without interest) within 30 days following such transfer.


Article IV. Available Stock

                                 4.1 In General

Subject to sections 4.2 and 4.3, 7,200,000 shares of Common Stock shall be available for purchase by Participants under this Plan. These shares may be authorized and unissued shares or may be issued shares that were subsequently acquired by an Employer. If an Option under the Plan expires or terminates without having been exercised in whole or in part, the shares that are subject to such Option shall again be available for subsequent Option grants under the Plan.

If the total number of shares of Common Stock to be purchased on an Exercise Date exceeds the maximum number of shares available for the Participation Period, the Committee shall allocate a percentage of the available shares to each Participant equal to the balance in the Participant's Contribution Account divided by the aggregate balance of all Contribution Accounts. (The allocation to each individual Participant shall be rounded down to the nearest number of whole shares.) Any balance remaining in the Participant's Contribution Account after such allocation shall be distributed to the Participant in cash (without interest) as soon as practicable.

                     4.2 Changes in Corporate Capitalization

The number of shares of Common Stock available under the Plan, the number of shares of Common Stock that are subject to each outstanding Option, and the Exercise Price may be adjusted by the Board to reflect any increase or decrease in the number of shares of issued Common Stock resulting from any subdivision or consolidation of shares, the payment of a stock dividend, or other increase or decrease in the number of shares outstanding effected without receipt of consideration by the Company. Adjustments shall be made in the sole discretion of the Board, and its decision shall be final and binding.

                   4.3 Dissolution, Merger, and Consolidation

Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Participant who holds an Option under the Plan shall be entitled to receive at the next Exercise Date the same cash, securities, and/or other property which a holder of Common Stock was entitled to upon and at the time of such transaction. The Board shall take whatever steps it deems reasonably necessary in connection with any such transaction to assure that Participants receive the benefits described in this section 4.3.


Article V. Purchasing Common Stock
                           5.1 Participants' Accounts

The Committee shall establish a Contribution Account in the name of each Participant. The payroll deductions authorized by the Participant under section
5.2 shall be credited to the Participant's Contribution Account, without interest. The amount credited to a Participant's Contribution Account as of an Exercise Date shall be used to purchase shares of Common Stock in accordance with section 5.3.

                          5.2 Participant Contributions

(a) Payroll Deduction. An Eligible Employee may become a Participant for a Participation Period by enrolling in the Plan at a time, and in a manner, prescribed by the Committee. As part of the enrollment process, the Participant shall authorize the Employer to deduct a whole percentage (ranging from 1 percent to 10 percent, as specified by the Participant) from the Participant's Compensation for each pay date that occurs during the applicable Participation Period.

The payroll deduction election in effect at the end of the current Participation Period shall automatically remain in effect for the next following Participation Period unless changed by the Participant at a time, and in a manner, prescribed by the Committee.

(b) Election Changes During a Participation Period. A Participant may not increase his or her payroll deduction election during a Participation Period. However, a Participant may decrease the elected deduction percentage during a Participation Period by giving notice no later than 11:59 p.m., Eastern Time, on the 15th of the month in which the Participation Period ends. This election must be provided at least 15 days before the first day of the pay period for which the change is effective. If the Participant reduces the payroll deduction election to zero, the Participant may elect to either (i) leave the contributions made thus far in the Plan to be used to purchase Common Stock on the Exercise Date or (ii) withdraw from the Plan in accordance with section 3.3(a).

                           5.3 Common Stock Purchases

(a) General Rule. Except as provided in section 3.3 (regarding the cessation of participation during a Participation Period), section 4.1 (relating to a shortage of available shares), or section 5.3(b) (regarding the limit described in Code section 423(b)(8)), all amounts credited to the Participant's Contribution Account during a Participation Period shall be used automatically to acquire whole shares of Common Stock. The number of whole shares acquired on behalf of each Participant shall be determined by dividing the amount credited to the Participant's Contribution Account on the Exercise Date by the Exercise Price.

If there is any amount remaining in the Participant's Contribution Account after the purchase of whole shares of Common Stock under this subsection (a), such amount shall be carried forward for use during the next following Participation Period unless the Participant requests a cash payment of such remainder. If the Participant elects a cash payment within 30 days following the Exercise Date, such payment shall be made (without interest) within 30 days following such election.

(b) Calendar Year Limit. Notwithstanding any provision in this Plan to the contrary, no Eligible Employee shall be granted an Option in the Plan which would permit the Eligible Employee's rights to purchase Common Stock under all employee stock purchase plans (within the meaning of Code section 423) of the Company or an Affiliate to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the Option is granted--i.e., the first day of the Participation Period for which the Common Stock is acquired) for each calendar year in which the Option is outstanding.

(c) Stock Certificates. As soon as reasonably practicable following each Exercise Date, Common Stock purchased under subsection (a) shall be credited to an account in the Participant's name in the offices of a broker designated by the Committee. Physical delivery of the Common Stock certificates to Participants shall not be required.


Article VI. Amendment and Termination
                                  6.1 Amendment

Except as provided below, the Plan may be amended by the shareholders, by the Board, or by the Committee. (This right to amend shall include the right of the Board to designate, from time to time, any Affiliate as a participating Employer herein). However, no amendment may-- (a) adversely affect any Option that was granted before the adoption date of such amendment, unless any
     Participant to whom such Option has been granted gives his or her written consent to such amendment; (b) increase the aggregate number of shares which may be issued under the Plan (except an increase occurring under section 4.2 relating to changes in the Company's capitalization) without shareholder approval; or (c) change the designation of participating Employers (except as provided above) without shareholder approval. If shareholder approval for an amendment is required under subsection (b) or (c), such approval must be obtained within 12 months after the date the amendment is approved by the Board. If the required approval is not obtained, any such amendment shall be null and void from its intended effective date.

                                 6.2 Termination

The shareholders, the Board, or the Committee may terminate the Plan at any time. If the Plan is terminated, the Committee shall give notice to affected Participants, terminate all payroll deductions, and pay to the Participants any balances remaining in their Contribution Accounts (without interest) as soon as practicable following such termination.


Article VII. General Provisions

                                7.1 Administration

The Board shall be responsible for the administration of the Plan. The Board shall have the authority-- (a) to establish rules and procedures for the administration of the Plan which are not inconsistent with the provisions hereof;
(b) to interpret the terms and provisions of the Plan and determine all questions arising under the Plan; and (c) to delegate to the Committee any of its administrative responsibilities hereunder (except its power to designate Affiliates as participating Employers).
The Committee may, in turn, delegate to the appropriate individuals the authority to administer the Plan and keep records of individual benefits. The Committee, however, may not delegate its power to terminate or amend the Plan.

In carrying out its responsibilities, neither the Board nor the Committee shall discriminate in favor of or against any Participant. Each Eligible Employee shall have the same rights and privileges under the Plan, except that the amount of Common Stock which may be purchased under Options granted under the Plan shall bear a uniform relationship to the amount of the Eligible Employee's Compensation.

In carrying out its responsibilities, the Board and the Committee shall have the utmost discretion permitted by law. Also, to the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Board and the Committee shall be conclusive and binding upon all persons.

                           7.2 Rights Not Transferable

Options granted under the Plan may not be transferred by the Participant except by will or by the laws of descent and distribution. Additionally, no Option shall be subject to execution, attachment, or similar process. Any attempt to assign, transfer, attach, or otherwise dispose of any Option granted under this Plan shall be null and void. An Option may be exercised only by the Participant (or by the Participant's legal representative if permitted under Code section
423) during his or her lifetime. After the Participant's death, the Participant's outstanding Option may be exercised by the executor of the Participant's estate pursuant to section 3.3(d).

                             7.3 Shareholder Rights

A Participant shall not have any rights as a shareholder with respect to Common Stock issuable pursuant to the exercise of an Option granted under this Plan until a certificate for such shares of Common Stock are issued to him or her, or the Company reflects the Participant's ownership in its stock ledger or other appropriate record of Common Stock ownership.

                          7.4 No Contract of Employment

Nothing contained in the Plan shall be deemed to give any Eligible Employee the right to be retained in the service of the Company or an Affiliate, or to interfere with the right of the Company or an Affiliate to discharge or retire any Eligible Employee at any time.

                             7.5 Tax Considerations

(a) Favorable Taxation Under Code Section 423. To qualify for favorable tax treatment under Code section 423, a Participant may not transfer or otherwise dispose of Common Stock acquired under this Plan until the later of: (1) one year from the date of acquisition of such Common Stock; or (2) two years after the date on which the related Option was granted (i.e., the first day of the
         Participation Period for which the Common Stock was acquired).
     However, if the Participant dies before such Common Stock is sold, these holding period requirements do not apply.
(b) Notice of Disqualifying Disposition. Each Participant who acquires shares of Common Stock under this Plan shall notify the Company, in writing, if the Participant disposes of such shares before the later of the two dates identified in subsection (a) above.
(c) Withholding. The Committee may make appropriate withholding of federal, state, and local income taxes from a Participant's Compensation to the extent that the Committee deems such withholding to be necessary under applicable law. Alternatively, the Committee may require the Participant to remit any such taxes directly to the Employer by separate check.

                            7.6 Application of Funds

The proceeds received by the Company from the sale of Common Stock under this Plan will be used for general corporate purposes.

                               7.7 Applicable Law

The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules, and approvals, including, but not limited to, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company. Certificates for shares of Common Stock issued hereunder may be legended as the Board shall deem appropriate.

Questions relating to the validity, construction, and administration of the Plan shall be determined under the laws of the State of Delaware to the extent that such laws are not inconsistent with Code section 423.

                                7.8 Severability

If a provision of the Plan is illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in this Plan.